Filed pursuant to 424(b)(3)

Registration #333-130294

SUPPLEMENT NO. 2

DATED MAY 12, 2006

TO THE PROSPECTUS DATED MARCH 31, 2006

OF CECO ENVIRONMENTAL CORP.

Up to 2,392,334 Common Shares

We are providing this Supplement No. 2 to you in order to supplement our prospectus. This Supplement updates information in the “Selling Stockholders” section of our prospectus. This Supplement No. 2 supplements, modifies or supercedes certain information contained in our prospectus dated March 31, 2006, as amended by Supplement No. 1 dated April 12, 2006 and must be read in conjunction with our prospectus as amended.

The purpose of this Prospectus Supplement is to amend the “Selling Stockholders” section beginning on page 8 of the Prospectus in order to reflect the transfer of Investor Warrants by Robert Geras, a selling stockholder named in the original prospectus, to Allen I. Kutchins and the substitution of Allen I. Kutchins as a selling stockholder. Except as amended by the Prospectus Supplement, the “Selling Stockholder” section of the Prospectus is not affected by this Prospectus Supplement.

Our shares of common stock are traded on the Nasdaq SmallCap Market under the symbol CECE. On May 10, 2006, the closing sales price of our shares of common stock on Nasdaq was $10.00 per share.

Consider carefully the risk of factors beginning on page 3 in the Prospectus before investing in our securities.

This Prospectus Supplement should be read in conjunction with the Prospectus as amended and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus as amended except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2006.

SUBSTITUTION OF SELLING STOCKHOLDERS

The reference to Robert Geras in the selling stockholder table in the section of the Prospectus entitled “Selling Stockholders” beginning on page 8 of the Prospectus is deleted. The table below sets forth, with respect to the substituted selling stockholder for Robert Geras, as of the date of this prospectus supplement its name and certain beneficial ownership information. Robert Geras transferred all of his Investor Warrants for 70,000 shares of Common Stock to Allen I. Kutchins.

Percentage beneficial ownership is based on 11,459,447 shares of common stock outstanding as of May 9, 2006. Beneficial ownership is calculated based on SEC requirements.

	Shares Beneficially Owned Before Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Stockholders	Number	Percent		Number[1]	Percent
Allen I. Kutchins 1101 Perimeter Drive Suite 760 Schaumburg, Illinois 60173	70,000	0.6%	70,000	0	*

*	Less than 1%
[1]	Assumes sale of all shares of common stock offered hereby.